Exhibit 10.1

BJ SERVICES COMPANY

2000 INCENTIVE PLAN

TERMS AND CONDITIONS

STOCK OPTION FOR OFFICERS

The terms and conditions set forth below are hereby incorporated by reference into the attached award agreement (“Agreement”) by and between BJ Services Company (the “Company”) and the employee named therein (the “Employee”). Terms defined in the 2000 Incentive Plan (the “Plan”) are used herein with the same meaning.

1.	The employee has agreed to perform services for the Company or a subsidiary and to accept the grant of one or more stock options, as designated on the attached award agreement (“Option”), in accordance with the terms and provisions of the Plan and the Agreement.

2.	The Option shall become vested (exercisable) and expire in accordance with the following schedule:

Number of Shares	Vesting Date	Expiration Date
1/3 of the Option	one year from the Date of Grant	Seven years from Date of Grant

1/3 of the Option	two years from the Date of Grant	Seven years from Date of Grant

1/3 of the Option	three years from the Date of Grant	Seven years from Date of Grant

3.	In the event of the Employee’s termination of employment by reason of death, disability, or retirement [See Note #1], the Option shall become immediately vested in full on such date to the extent not already vested.

4.	To the extent vested, the Option may be exercised in whole or in part or in two or more successive parts; provided, however, that the Option shall not be exercisable following the seventh anniversary of the Date of Grant or the earlier termination of such Option as provided herein.

NOTE #1:	The term “disability” is used in these Terms and Conditions as defined in the Plan. The term “retirement” means the termination of an employee’s employment with the Company, its subsidiaries and affiliated entities on or after reaching age 60, subject to the conditions on exercise in paragraph 10 below, for reasons other than death, disability or Cause.

5.	The employee agrees that the Company or its subsidiaries may withhold any federal, state or local taxes upon the exercise of the Option, at such time and upon such terms and conditions as required by law and as provided by the Plan. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock pursuant to the exercise of the Option until the Employee has satisfied such withholding obligations or made arrangements for satisfying such obligations that are acceptable to the Company or its subsidiary.

6.	The Option may be exercised from time to time by a notice in writing of such exercise which states the Date of Grant set forth in the Agreement, the number of shares in respect of which the Option is being exercised and the type of award (Incentive Stock Option or Non-Qualified Stock Option). Such notice shall be delivered to the Secretary of the Company or addressed to the Secretary of the Company at its corporate offices in Houston, Texas. An election to exercise shall be irrevocable. The date of exercise shall be the date the notice is hand-delivered or received by the Secretary, whichever is applicable.

7.	An election to exercise an Option shall be accompanied by the tender of the full purchase price of the shares of Common Stock for which the election is made. Payment may be made in cash, shares of Common Stock of the Company already owned, a “cashless exercise” procedure established by the Company, or any combination thereof. If the Employee desires to tender Common Stock already owned by the Employee as payment, the Employee must notify the Secretary in the written notice of exercise of such desire and, subject to the Secretary’s confirmation that the Employee is the record holder of such number of shares, it shall not be necessary for the Employee to tender stock certificates to effectuate such payment of the exercise price. The value of the number of shares tendered to exercise the Option cannot exceed the Option’s exercise price, and such tendered shares shall be valued at the Common Stock Price per share on the trading day prior to the date of exercise of the Option. If the shares tendered for payment were acquired by the Employee pursuant to the prior exercise of a Company-granted option, such shares must have been owned for at least six months.

8.	The portion of the Option that is an Incentive Option is not transferable by the Employee, otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by the Employee. Notwithstanding the immediately preceding sentence, the Option may be transferred (in whole or in part) by the Employee to (1) the spouse, children or grandchildren of the Employee ("Immediate Family Members"), (2) a trust or trusts for the exclusive benefit of the Immediate Family Members and if applicable, the Employee, or (3) a partnership in which such Immediate Family Members and, if applicable, the Employee are the only partners.

9.	The portion of the Option that is a Non-Qualified Stock Option may be transferred (in whole or in part) by the Employee to (1) the spouse, children or grandchildren of the Employee (“Immediate Family Members”), (2) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Employee, or (3) a partnership in which such Immediate Family Members, and, if applicable, the Employee are the only partners. Following transfer, any such transferred option rights shall continue to be subject to the same terms and conditions as were applicable to the option rights immediately prior to transfer; provided, however, that no transferred option rights shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations and any other legal obligations the Company may have with respect to the option rights. Except as provided in the preceding sentence, the Non-Qualified Stock Option is not transferable by the Employee, otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by the Employee. In the event of the termination of the Employee’s employment (whether voluntary or involuntary), for any reason other than death, disability or retirement or by the Company or a subsidiary for Cause, the Option outstanding on such date of termination, to the extent vested on such date, may be exercised by the Employee (or in the event of the Employee’s death, by the Employee’s estate or by the person or persons who acquire the right to exercise the Option by bequest or inheritance (“Heir”) within three months following such termination of employment, but, except as provided in paragraph 13 hereof, not thereafter; provided, however, in no event shall the Option be exercisable after the seventh anniversary of the Date of Grant. To the extent the Option is not vested on the Employee’s date of termination, the Option or the portion thereof that is not vested on such date shall automatically lapse and be cancelled unexercised as of the Employee’s date of termination.

10.	Except as set forth below, in the event of the Employee’s termination of employment by reason of death, disability or retirement, the Option granted herein may be exercised by the Employee (or in the event of the Employee’s death, the Employee’s Heir) within the 36-month period following such termination of employment, but not thereafter, and in no event shall the Option be exercisable after the seventh anniversary of the Date of Grant. [See Note #2] Notwithstanding any other terms of the Agreement, no option that vested as a result of retirement shall be exercisable unless the Employee shall have stated on the notice of exercise referenced in paragraph 6 above that the Employee has not since terminating employment with the Company worked for any competitor of the Company, including without limitation the following (including any subsidiaries of the following): Halliburton Company; Schlumberger Ltd.; Weatherford International, Inc.; Calfrac Well Services Ltd.; Trican Well Service Ltd.; Pride International, Inc.; Frank's International Inc.; Pipeline Integrity International Ltd.; National Oilwell Varco; H. Rosen Engineering GmbH; Baroid Corporation; M-I LLC; Baker Hughes, Inc.; and Tetra Technologies, Inc.

[NOTE #2] Incentive Stock Options are treated as non-qualified options for tax purposes if not exercised within three months after the optionee’s employment with the Company and its subsidiaries ceases. See the Plan Summary and Prospectus for Incentive Plans

11.	In the event of the Employee’s termination of employment either by reason of Cause or prior to the date of vesting of the Option, the Option shall automatically lapse in full and be cancelled unexercised as of that date.

12.	In the event of a change in the capitalization of the Company due to a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or similar event, the terms of the Agreement shall be adjusted by the Committee to reflect such change, and the determination of the Committee shall be final and binding.

13.	Upon the occurrence of a Change of Control, notwithstanding any other provision in the Plan or the Agreement to the contrary, the Option shall automatically become vested and exercisable in full on such date and shall be immediately exercisable in full for such period as provided in the Plan. Further, in the event of a Change of Control, the following provisions also apply to the Option:

(a) Publicly Traded Stock Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of publicly traded shares of the common stock (the “New Stock”) of an entity acquiring the Company or the parent company of an entity acquiring the Company (the “Acquiring Entity”), upon the occurrence of such Change of Control, the Acquiring Entity will assume the Option and the Option will become an option (a “New Option”) to purchase a number of shares of New Stock, with the number of shares subject to the New Option and the exercise price thereof to be determined in accordance with Article XII of the Plan. The New Option will otherwise be subject to the same terms and conditions as the Option, except that the New Option will be exercisable until the seventh anniversary of the Date of Grant regardless of any termination of the Employee’s employment following the Change of Control and the New Option may be surrendered to the Acquiring Entity during the 90-day period following the occurrence of the Change of Control in return for a payment in cash or in shares of New Stock to be determined in accordance with Article XII of the Plan.

(b) Other Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of cash or of New Stock that is not publicly traded, upon the occurrence of the Change of Control, the Employee will surrender the Option to the Acquiring Entity in return for a payment in cash equal to the Black-Scholes value of the Option as of the date of the Change of Control, without discount for risk of forfeiture and non-transferability. Such Black-Scholes valuation will be performed on a basis consistent with the methodology set forth in Article XII of the Plan.

14.	Nothing in the Agreement or in the Plan shall confer on the Employee any right to continue employment with the Company or its subsidiaries nor restrict the Company or its subsidiaries from termination of the employment relationship of the Employee, with or without cause, at any time.

15.	Notwithstanding any other provision of the Plan or the Agreement, the Employee agrees that the Employee will not exercise the Option and the Company shall not be obligated to issue any shares of Common Stock, if the Committee determines such issuance would violate any state or federal law or the rules or regulations of any governmental regulatory body or agreement between the Company and any national securities exchange upon which the Common Stock is listed.

16.	In the event of a conflict between the terms of the Agreement and the Plan, the Plan shall be the controlling document.